                                                                      Exhibit 14

                               NEDAK ETHANOL, LLC
                                 CODE OF ETHICS

1.    Introduction

This Code of Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise,  but it sets out basic  principles to guide all employees of the Company. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code
should  also  be  provided  to  and  followed  by  the   Company's   agents  and
representatives, including consultants.

If a law  conflicts  with a policy in this Code,  you must  comply with the law;
however,  if a local custom or policy  conflicts with this Code, you must comply with the Code.  Any  variances  between  local customs or policies and this Code should be brought to the attention of management or the  directors.  If you have any  questions  about these  conflicts,  you should ask your  supervisor  how to handle the  situation.  Those who  violate  the  standards  in this Code will be subject to disciplinary action.

2.    Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit,  is the  foundation on which this
Company's ethical  standards are built.  Although not all employees are expected to know the details of these laws,  it is  important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

3.    Conflicts of Interest

A "conflict of interest" exists when a person's  private interest  interferes in any way with the interests of the Company.  A conflict  situation can arise when an employee, officer or director takes actions or has interests that may make it difficult  to perform  his or her  Company  work  objectively  and  effectively.
Conflicts of interest may also arise when an employee,  officer or director,  or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Loans to, or guarantees of obligations  of, employees and their family members may create conflicts of interest.

It is almost  always a  conflict  of  interest  for a Company  employee  to work simultaneously  for a competitor,  customer or supplier.  You are not allowed to work for a competitor  as a consultant  or board  member.  The best policy is to avoid any direct or indirect business  connection with our customers,  suppliers or competitors,  except on our behalf. Conflicts of interest are prohibited as a matter of Company  policy,  except  under  guidelines  approved  by the Board of
Directors.  Conflicts of interest may not always be clear-cut,  so if you have a question,  you should consult with senior  management or the Company's  Counsel.
Any  employee,  officer or director who becomes aware of a conflict or potential conflict  should  bring it to the  attention of a  supervisor,  manager or other appropriate  personnel or consult the procedures described in Section 14 of this
Code.

4.    Insider Trading

Employees who have access to  confidential  information are not permitted to use or share that  information  for Unit trading  purposes or for any other  purpose except the conduct of the Company's business.  All non-public  information about the Company  should be considered  confidential  information.  To use non-public information for personal  financial benefit or to "tip" others who might make an investment  decision  to  buy  or  sell  Company  Units  on the  basis  of  this information  is not only  unethical but also illegal.  If you have any questions concerning this, please consult the Company's Counsel.

5.    Corporate Opportunities

Employees,  officers and directors  are  prohibited  from taking for  themselves personally  opportunities  that  are  discovered  through  the use of  corporate property, information or position without the consent of the Board of Directors.
No employee may use corporate  property,  information,  or position for improper personal  gain,  and no

employee  may  compete  with the  Company  directly  or  indirectly.  Employees, officers  and  directors  owe a duty to the  Company to advance  its  legitimate interests when the opportunity to do so arises.

6.    Competition and Fair Dealing

We seek to outperform our competition  fairly and honestly.  We seek competitive advantages  through  superior  performance,  never through  unethical or illegal business  practices.  Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers,  competitors and employees.
No  employee  should  take  unfair  advantage  of anyone  through  manipulation, concealment,  abuse of  privileged  information,  misrepresentation  of material facts, or any other intentional unfair-dealing practice.

To maintain  the  Company's  valuable  reputation,  compliance  with our quality processes  and  safety  requirements  is  essential.  In the  context of ethics, quality  requires  that our  products be designed to meet our  obligations.  All operations  must be conducted in  accordance  with all  applicable  regulations.
Compliance  with all  regulations  and laws of governing or regulatory  agencies should be give  priority  over the  opportunity  to  profit or gain  competitive advantage.

The purpose of business  entertainment  and gifts in a commercial  setting is to create good will and sound working  relationships,  not to gain unfair advantage with suppliers and customers.  No gift or entertainment  should ever be offered, given,  provided  or  accepted  by any  Company  employee,  family  member of an employee  or agent  unless it: (1) is not a cash gift,  (2) is  consistent  with customary  business  practices,  (3) is not  excessive  in value,  (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.
Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

7.    Discrimination and Harassment

We are  firmly  committed  to  providing  equal  opportunity  in all  aspects of employment and will not tolerate any illegal discrimination or harassment or any
kind.   Examples  include   derogatory   comments  based  on  racial  or  ethnic
characteristics and unwelcome sexual advances.

8.    Health and Safety

The Company  strives to provide each  employee  with a safe and  healthful  work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all  employees by following  safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
Violence and threatening behavior are not permitted.  Employees should report to work in condition to perform  their  duties,  free from the influence of illegal drugs or alcohol.  The use of illegal drugs or alcohol in the workplace will not be tolerated.

9.    Record-Keeping

The Company requires honest and accurate  recording and reporting of information in order to make responsible business decisions.  For example, only the true and actual number of hours worked should be reported.  Any business expense accounts must be  documented  and  recorded  accurately.  If you are not sure  whether  a certain expense is legitimate, ask your supervisor or Human Resources. Rules and guidelines  are available  from Human  Resources.  All of the  Company's  books, records,  accounts and  financial  statements  must be  maintained in reasonable detail, must appropriately  reflect the Company's  transactions and must conform both to applicable  legal  requirements  and to the Company's system of internal controls.  Unrecorded  or  "off  the  books"  funds  or  assets  should  not  be maintained.

Business  records and  communications  often become public,  and we should avoid exaggeration,  derogatory remarks, guesswork, or inappropriate characterizations of people and  companies  that can be  misunderstood.  This  applies  equally to
e-mail, internal memos, and formal reports. Records should always be retained or destroyed  according to the Company's record retention  policies.  In accordance with those policies,  in the event of litigation or governmental  investigation, please consult the Company's Counsel.

10.    Confidentiality

Employees  must  maintain  the   confidentiality  of  confidential   information
entrusted to them by the Company or its  suppliers  and  customers,  except when disclosure  is  explicitly  authorized  or  required by laws or  regulations  or approved by senior management.  Confidential information includes all non-public information  that might be of use to  competitors,  or harmful to the Company or its customers,  if disclosed.  It also includes  information  that suppliers and customers  have  entrusted  to  us.  The  obligation  to  preserve  confidential information continues even after employment ends.

11.    Protection and Proper Use of Company Assets

All employees  should endeavor to protect the Company's  assets and ensure their efficient  use.  Theft,  carelessness,  and  waste  have a direct  impact on the
Company's  profitability.  Any  suspected  incident of fraud or theft  should be immediately reported for investigation. Company equipment should not be used for non-Company  business,  though  incidental  personal use may be  permitted.  The obligation of employees to protect the Company's assets includes its proprietary information.  Proprietary  information  includes  intellectual  property such as trade secrets and copyrights, as well as business,  marketing and service plans,
engineering  and  production  ideas,   designs,   databases,   records,   salary
information and any unpublished financial data and reports.  Unauthorized use or distribution of this information  would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

12.    Payments to Government Personnel

It is strictly prohibited to make illegal payments to government  officials.  In addition,  the U.S.  government has a number of laws and  regulations  regarding business  gratuities  that may be accepted  by U.S.  government  personnel.  The promise,  offer or delivery to an official or employee of the U.S. government of a gift,  favor or other  gratuity  in  violation  of these  rules would not only violate  Company  policy but could also be a criminal  offense.  State and local governments may have similar rules.  The Company's  Counsel can provide guidance to you in this area.

13.    Waivers of the Code of Ethics

Any  waiver  of this  Code  for  executive  officers,  directors,  employees  or consultants  may be  made  only  by the  Board  or the  Corporate  Governance  /
Compensation  Committee  of the Board and will be promptly  disclosed  if and as required by law or applicable regulation.

14.    Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors,  managers or other  appropriate personnel about observed  illegal or unethical  behavior and when in doubt about the best  course of action in a  particular  situation.  It is the policy of the
Company not to allow  retaliation  for reports of  misconduct  by others made in good faith by  employees.  Employees  are  expected  to  cooperate  in  internal investigations of misconduct.

15.    Compliance Procedures

We must all work to ensure prompt and consistent  action  against  violations of this Code. However, in some situations it is difficult to know right from wrong.
Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

     •    Make  sure you  have all the  facts.  In  order  to  reach  the  right solutions, we must be as fully informed as possible.
     •    Ask yourself:  What  specifically am I being asked to do? Does it seem unethical or  improper?  This will enable you to focus on the specific question you are faced with, and the  alternatives  you have. Use your judgment and common sense;  if something  seems unethical or improper, it probably is.
     •    Clarify your  responsibility  and role. In most  situations,  there is shared  responsibility.  Are your colleagues informed?  It may help to get others involved and discuss the problem.

     •    Discuss the problem with your  supervisor.  This is the basic guidance for  all  situations.  In many  cases,  your  supervisor  will be more knowledgeable  about the question and will  appreciate  being  brought
          into  the   decision-making   process.   Remember   that  it  is  your
          supervisor's responsibility to help solve problems.
     •    Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor,  or where you do not feel  comfortable  approaching your supervisor with your question, discuss it with senior management or corporate counsel.
     •    You may report  ethical  violations in confidence  and without fear of retaliation.  If your  situation  requires  that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation  of any kind against  employees  for good faith reports of ethical violations.
     •    Always  ask first,  act later:  If you are unsure of what to do in any situation, seek guidance before you act.

16.    Financial and Accounting Officers and Managers

Financial  and  accounting  officers  hold an  important  and  elevated  role in corporate governance. They are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company's Members, clients, employees, suppliers, and citizens of the communities in which business is conducted.  Financial and accounting  officers fulfill this responsibility by prescribing and enforcing the policies and procedures  employed in the operation of the Company's financial organization, and by demonstrating the following:

      Financial  and  accounting  officers  will exhibit and promote the highest standards  of honest and ethical  conduct  through the  establishment  and operation of policies and procedures that:

     •    Encourage  professional  integrity  in all  aspects  of the  financial organization,  by eliminating  inhibitions and barriers to responsible behavior,  such as coercion,  fear of reprisal, or alienation from the financial organization or the enterprise itself.
     •    Prohibit and eliminate the occurrence of conflicts  between what is in the best interest of the  enterprise and what could result in material personal  gain for a member of the financial  organization,  including
          Financial and Accounting Officers and Managers.
     •    Provide a mechanism for members of the finance  organization to inform
          senior   management  of  deviations  in  practice  from  policies  and procedures governing honest and ethical behavior.

      Financial and accounting officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

     •    Business  transactions  are properly  authorized  and  completely  and accurately  recorded on the Company's  books and records in accordance with Generally Accepted  Accounting  Principles (GAAP) and established company financial policy.
     •    The  retention  or proper  disposal  of  Company  records  shall be in accordance with applicable legal and regulatory requirements.
     •    Periodic  financial  communications and reports will be delivered in a manner  that  facilitates  a high  degree of clarity  of  content  and meaning so that readers and users can determine their significance and consequence.

Adopted by the Board of Directors of
NEDAK Ethanol, LLC
March 22, 2007